UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 24, 2021

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

1-2967	Union Electric Company (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-0559760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AEE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company

Ameren Corporation	☐
Union Electric Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Ameren Corporation	☐
Union Electric Company	☐

ITEM 8.01	Other Events.
Reference is made to Note 2 – Rate and Regulatory Matters to the financial statements under Part I, Item 1. Financial Statements and to Overview and Outlook under Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, each in the Quarterly Report on Form

10-Q

for the quarterly period ended September 30, 2021 (“Form

10-Q”),

of registrants Ameren Corporation and Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”), for a discussion of Ameren Missouri’s electric service rate review filed with the Missouri Public Service Commission (“MoPSC”) in March 2021.
On November 24, 2021, Ameren Missouri, the staff of the MoPSC, the Missouri Office of Public Counsel, and certain other intervenors filed a stipulation and agreement with the MoPSC. The stipulation and agreement, which is subject to MoPSC approval, would result in a $220 million increase in Ameren Missouri’s annual revenue requirement for electric service compared to its prior revenue requirement established in the MoPSC’s March 2020 electric rate order. The stipulation and agreement is based on a $10.2 billion rate base and a common equity ratio of 51.97%; an allowed return on equity (“ROE”) was not specified. The stipulation and agreement reflects the MoPSC staff’s recommendation of lower depreciation, primarily on distribution investments, and amortization expense of approximately $45 million, as compared to Ameren Missouri’s request.
The stipulation and agreement includes the continued use of the fuel adjustment clause and the regulatory tracking mechanisms for pension and postretirement benefits, uncertain income tax positions, certain excess deferred income taxes, and renewable energy standard costs that the MoPSC previously authorized in earlier electric rate orders. These regulatory tracking mechanisms provide for a base level of expense to be reflected in Ameren Missouri’s base electric rates with differences in the actual expenses incurred recorded as a regulatory asset or liability. The stipulation and agreement also includes the recovery, over a five-year period beginning with the effectiveness of new rates, of $61 million of remaining non-labor

operating costs, including undepreciated plant

in-service,

and related return associated with the Meramec Energy Center, which is scheduled to be retired in 2022.
The stipulation and agreement contemplates that new rates will become effective on February 28, 2022. Ameren Missouri cannot predict whether the MoPSC will approve the stipulation and agreement or, if approved, whether any application for rehearing or appeal will be filed or the outcome if so filed.

This combined Form

8-K

is being filed separately by Ameren Corporation and Union Electric Company. Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

By:	/s/ Michael L. Moehn
Name:	Michael L. Moehn
Title:	Executive Vice President and Chief Financial Officer

UNION ELECTRIC COMPANY
(Registrant)

By:	/s/ Martin J. Lyons, Jr.
Name:	Martin J. Lyons, Jr.
Title:	Chairman and President
Date: November 26, 2021

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